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                                                                   EXHIBIT 10(m)

                     NONQUALIFIED DEFERRED COMPENSATION PLAN

L. Perrigo Company ("L. Perrigo") is in the process of implementing the L. Perrigo Nonqualified Deferred Compensation Plan ("Plan") for a select group of management and highly compensated employees and directors of L. Perrigo, Perrigo Company and its affiliates and subsidiaries (collectively, the "Company"). The Plan will be effective for the Plan year beginning July 1, 2001. Elections to participate in the Plan must be made prior to the first day of the Plan Year. Irrevocable deferral elections have been made by eligible employees and directors who elected to participate in the Plan for the 2001 Plan year.

The Plan is administered by a committee appointed by the Board of Directors (the "Committee"). Under the Plan, eligible participants are given the opportunity to defer up to 80% of annual base salary and 100% of annual bonus. Directors are given the opportunity to defer up to 100% of their directors' fees, including retainer fees and meeting fees. The minimum deferral permitted under the Plan is $5,000 per year. In addition to participant deferrals, the Plan provides for annual Company matching amounts equal to the difference between the amount of matching contributions made on the participant's behalf under the L. Perrigo Company Profit-Sharing and Investment Plan (the "401(k) Plan") and the amount of matching contributions the participant would have received under the 401(k) Plan if such matching contributions had not been limited by the Internal Revenue Code. The Company may also credit the participant's Plan accounts with discretionary Company amounts.

All deferrals and Company matching and discretionary amounts are credited to separate bookkeeping accounts in the participant's name. The amounts in these accounts are adjusted periodically to reflect the earnings and losses that would have been received had the amounts been invested in various mutual funds and other investments selected by the participant from among those designated by the Committee for this purpose. Participants have a fully vested interest in their deferral account. Company matching amounts vest in accordance with the vesting schedule set forth in the 401(k) Plan. Discretionary amounts, if any, vest as determined by the Committee at the time they are credited to the participant. All accounts become fully vested on a Change in Control (defined similarly to the Perrigo Company Employee Incentive Stock Option Plan).

At the time an annual deferral election is made under the Plan, the participant may elect a specific future date on which such deferral amounts, as adjusted for earnings, shall be paid. Such future date must be at least three Plan years after the Plan year in which such amount is deferred. Upon termination of employment, all vested amounts become payable in a lump sum payment; provided that if a participant has at least 5 years of service with the Company or is age 65 or older, the participant can elect payment in installments of 5, 10 or 15 years. The Plan also permits distributions in the case of unforeseeable financial emergency, with the approval of the Committee. A participant can also request a withdrawal of his or her entire vested account balances prior to a scheduled payment date, subject to a 10% withdrawal penalty.

Participants under the Plan have no legal or equitable rights, interests or claims in any property or assets of the Company above that of an unsecured, general creditor of the Company. The Company may establish a grantor trust, the assets of which shall remain subject to the Company's general creditors, to assist it with funding its obligations under the Plan.